UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2022

V. F. Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-05256	23-1180120
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1551 Wewatta Street Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ Telephone Number, including Area Code: (720) 778-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value, stated capital $.25 per share	VFC	New York Stock Exchange
0.625% Senior Notes due 2023	VFC23	New York Stock Exchange
0.250% Senior Notes due 2028	VFC28	New York Stock Exchange
0.625% Senior Notes due 2032	VFC32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2022, the Board of Directors (the “Board”) of V. F. Corporation (the “Company”) appointed Benno Dorer, a member of the Board, as Interim President and Chief Executive Officer of the Company, effective immediately. Mr. Dorer succeeds Steven E. Rendle, who, by mutual agreement with the Board, retired as President and Chief Executive Officer of the Company and Chairman of the Board on the same date, effective immediately. In connection with Mr. Dorer’s appointment as Interim President and Chief Executive Officer of the Company, the Board appointed Mr. Dorer as an ex officio member of the Finance Committee and removed him from his prior positions on the Executive Committee, Governance and Corporate Responsibility Committee and Talent and Compensation Committee, effective immediately. Richard Carucci, a member of the Board since 2009, was appointed as Interim Chairman of the Board on the same date, effective immediately.

Mr. Dorer, 58, joined the Board in 2017 and served as Lead Independent Director since July 2021. Mr. Dorer’s qualifications to serve as a member of the Board include his prior experience leading The Clorox Company (“Clorox”), a global publicly traded multi-brand consumer products company and his service on Clorox’s Board, as described below. Mr. Dorer is a member of the Board of Origin Materials, Inc. and, until earlier this year, was a Senior Advisor to KKR & Co. Inc. Mr. Dorer served as Executive Chair of the Board of Clorox from September 2020 to February 2021, Chief Executive Officer of Clorox from November 2014 to September 2020 and Chairman of the Board of Clorox from August 2016 to September 2020. Prior to his role as Clorox CEO, Mr. Dorer served as Executive Vice President and Chief Operating Officer of Clorox from January 2013 through November 2014, and in various Senior Vice President and General Manager roles. Prior to joining Clorox in 2005, he worked for The Procter & Gamble Company in various marketing and sales roles in the U.S. and Europe since 1990. Other than his service on the Board, none of Mr. Dorer’s principal occupations and employment nor his directorships during the past five years were carried out at any affiliate of the Company. Mr. Dorer has no family relationship to the Company nor to any of its directors or executive officers.

In consideration for Mr. Dorer’s service as Interim President and Chief Executive Officer, which apply while he serves in such positions, he will be eligible for a base salary of $1,300,000 per year and be granted a time-vesting restricted stock unit award with a grant date fair value of $2,000,000. Such restricted stock unit award is scheduled to vest 50% on June 2, 2023 and 50% on December 2, 2023, subject to Mr. Dorer’s continued employment, and will be prorated if his employment terminates prior to such date due to his resignation upon the appointment of a permanent President and Chief Executive Officer or his termination of employment without cause. In the event of Mr. Dorer’s death or disability, the restricted stock unit award would fully vest. During his period of employment, Mr. Dorer also will be provided with an allowance for, or reimbursement of, housing expenses near the Company’s offices and weekly commuting benefits between his home in California and the Company’s offices.

In connection with Mr. Rendle’s retirement, Mr. Rendle will receive compensation in the amounts specified under his existing arrangements for a retirement, including base salary through December 2, 2022 and his benefits under the Company’s pension and deferred compensation plans that were vested as of such date. Under those arrangements, Mr. Rendle will forfeit his 2022 equity awards, and he will not be eligible for a bonus with respect to the Company’s current fiscal year. Following retirement, Mr. Rendle will also receive, pursuant to the non-competition covenant in the Company’s protective covenants agreement applicable to all officers since 2018, his base salary for the one-year period of the non-competition covenant on a monthly basis.

Item 7.01.	Regulation FD Disclosure.

On December 5, 2022, in connection with the matters discussed above, the Company issued a press release announcing Mr. Rendle’s retirement and the appointment of Mr. Dorer and Mr. Carucci as Interim President and Chief Executive Officer of the Company and Interim Chairman of the Board, respectively, confirming the Company’s fiscal year 2027 long-term strategic plan and financial targets and revising its outlook for fiscal year 2023. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 5, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION

By:	/s/ Jennifer S. Sim
Name:	Jennifer S. Sim
Title:	Executive Vice President, General Counsel & Secretary

Date: December 5, 2022

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